NEWS RELEASE
NASDAQ Symbol: “STRS”
Stratus Properties Inc.	Financial and Media Contact:
212 Lavaca St., Suite 300	William H. Armstrong III
Austin, Texas 78701	(512) 478-5788

STRATUS PROPERTIES INC.
REPORTS SECOND-QUARTER 2022 RESULTS
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AUSTIN, TX, August 15, 2022 - Stratus Properties Inc. (NASDAQ: STRS), a diversified real estate company with holdings, interests and operations in the Austin, Texas area and other select markets in Texas, today reported second-quarter 2022 results.
Highlights and Recent Developments:
•As a result of its strategic planning process, Stratus’ Board of Directors (Board) has approved returning $50.0 million cash to shareholders, subject to obtaining required consents from Comerica Bank. This return of capital could be in the form of share repurchases, dividends or a combination. After streamlining Stratus’ business through the sale of Block 21, the Board has decided to continue Stratus’ successful development program, with Stratus’ proven team focusing on pure residential and residential-focused mixed-use projects in Austin and other select markets in Texas.
•On May 31, 2022, Stratus completed the previously announced sale of Block 21, a mixed-use development in downtown Austin, Texas, that contains the W Austin Hotel and office, retail and entertainment space, to Ryman Hospitality Properties, Inc. (Ryman) for $260.0 million, subject to certain adjustments. Stratus’ net proceeds of cash and restricted cash totaled $112.3 million. As a result of the sale, Stratus recorded a pre-tax gain on the sale of $119.7 million ($94.1 million net of taxes) in second-quarter 2022 included in net income (loss) from discontinued operations.
•Stratus’ total stockholders’ equity increased to $262.4 million at June 30, 2022, from $158.1 million at December 31, 2021, and $98.9 million at December 31, 2020, primarily as a result of gains realized on Stratus’ sales of Block 21, The Santal and The Saint Mary.
•Net income attributable to common stockholders totaled $96.6 million, $11.53 per diluted share, in second-quarter 2022, compared to a net loss attributable to common stockholders of $10.2 million, $1.23 per diluted share, in second-quarter 2021. Second-quarter 2022 results include net income from discontinued operations, including a gain on the sale of Block 21, of $95.9 million, compared to a net loss from discontinued operations of $5.9 million in second-quarter 2021.
•Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) totaled $1.5 million in second-quarter 2022, compared to $(4.5) million in second-quarter 2021. For a reconciliation of income (loss) from continuing operations to EBITDA, see the supplemental schedule, “Reconciliation of Non-GAAP Measure EBITDA,” on page VI.
•Stratus continues construction on The Saint June, a 182-unit luxury garden-style multi-family project within the Amarra development in Barton Creek; Magnolia Place, an H-E-B grocery shadow-anchored, mixed-use project in Magnolia, Texas; and the last 12 Amarra Villas homes.
•In July 2022, Stratus entered into a $56.8 million construction loan to provide financing for the construction of The Saint George, a 316-unit luxury wrap-style, multi-family project in north-central Austin. Stratus began construction on the project in third-quarter 2022.
•Stratus’ three stabilized mixed-use projects anchored or shadow-anchored by H-E-B grocery stores, Kingwood Place, West Killeen Market and Jones Crossing, continue to perform well and generate revenue. Stratus is exploring a potential sale or refinancing of these three retail properties.

William H. Armstrong III, Chairman of the Board and Chief Executive Officer of Stratus, stated,
“I am proud to share that the Stratus team’s execution has resulted in a 165 percent increase in shareholders’ equity to $262.4 million at June 30, 2022, from $98.9 million at December 31, 2020. The recent quarters have marked a significant inflection point for Stratus, with several key developments for our shareholders. We successfully closed the sale of Block 21; raised a total of $33.4 million of third-party equity capital and entered into a $56.8 million construction loan with Comerica Bank for The Saint George; and continued to make good progress on several of the projects in our pipeline, including The Saint June, Holden Hills, The Annie B and The Saint Julia. We also recently closed on the sale of 28 acres of undeveloped residential land at Magnolia Place for $3.2 million in the third quarter.

Stratus’ Board of Directors has approved returning $50.0 million cash to shareholders, in the form of share repurchases, dividends or a combination of both, subject to obtaining required consents from Comerica Bank. The Block 21 sale has allowed us to streamline our business and focus on pure residential and residential-focused mixed-use properties in Austin and other select Texas locations, where residential demand remains strong. The Board has also decided to continue Stratus’ successful development program, which has proven to maximize value for our shareholders.

Our team’s knowledge, dedication, experience and relationships in our Texas markets continue to provide the foundation for Stratus to execute on our strategy and position us to take advantage of future opportunities.”

Results of Stratus’ Strategic Planning Process

As a result of its strategic planning process, Stratus’ Board has approved returning $50.0 million cash to shareholders, subject to obtaining required consents from Comerica Bank. This return of capital could be in the form of share repurchases, dividends or a combination. After streamlining Stratus’ business through the sale of Block 21, the Board has decided to continue Stratus’ successful development program, with Stratus’ proven team focusing on pure residential and residential-focused mixed-use projects in Austin and other select markets in Texas. Stratus plans to continue to develop properties using project-level debt and third-party equity capital, with Stratus receiving development management fees and asset management fees, and with potential returns to Stratus increasing above its relative equity interest in each project as negotiated return hurdles are achieved. Stratus expects to reduce its reliance on its revolving credit facility and retain sufficient cash to operate its business, taking into account risks associated with changing market conditions.

Stratus is exploring a potential sale or refinancing of Kingwood Place, Jones Crossing and West Killeen Market, as previously disclosed, and is also pursuing other projects, which may produce additional cash to return to shareholders, subject to market conditions and obtaining any required consents. Stratus has undeveloped properties currently undergoing active planning, including its two large projects Holden Hills and Section N. Stratus will re-evaluate its strategy as development progresses on these and other projects in its pipeline, and as market conditions stabilize.

Summary Financial Results

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
	(In Thousands, Except Per Share Amounts) (Unaudited)
Revenues
Real Estate Operations	$7,927	$773	$7,950	$7,333
Leasing Operations	3,200	4,863	6,280	9,681
Corporate, eliminations and other	(2)	(5)	(6)	(9)
Total consolidated revenue	$11,125	$5,631	$14,224	$17,005

Operating income (loss)
Real Estate Operations	$2,471		$(807)	$1,103		$1,329
Leasing Operations	1,465		1,139	7,521	[a]	25,292	[b]
Corporate, eliminations and other[c]	(3,441)		(6,212)	(6,608)		(10,518)
Total consolidated operating income (loss)	$495		$(5,880)	$2,016		$16,103

Net income (loss) from continuing operations	$532		$(4,306)	$2,344		$13,868
Net income (loss) from discontinued operations	$95,925	[d]	$(5,898)	$96,300	[d]	$(8,406)
Net loss (income) attributable to noncontrolling interests in subsidiaries[e]	$164		$41	$249		$(6,681)
Net income (loss) attributable to common stockholders	$96,621		$(10,163)	$98,893		$(1,219)

Basic net income (loss) per share:
Continuing operations	$0.09		$(0.52)	$0.31		$0.87
Discontinued operations	11.59		(0.71)	11.66		(1.02)
	$11.68		$(1.23)	$11.97		$(0.15)

Diluted net income (loss) per share:
Continuing operations	$0.09		$(0.52)	$0.31		$0.87
Discontinued operations	11.44		(0.71)	11.51		(1.02)
	$11.53		$(1.23)	$11.82		$(0.15)

EBITDA	$1,457		$(4,483)	$3,855		$19,024
Capital expenditures and purchases and development of real estate properties	$20,078		$3,759	$39,666		$7,257

Weighted-average shares of common stock outstanding:
Basic	8,273		8,235	8,262		8,229
Diluted	8,383		8,235	8,369		8,229

a.Includes a $4.8 million pre-tax gain recognized on the reversal of accruals for costs to lease and construct buildings under a master lease arrangement that Stratus entered into in connection with its sale of The Oaks at Lakeway in 2017.
b.Includes a $22.9 million pre-tax gain on the January 2021 sale of The Saint Mary.
c.Includes consolidated general and administrative expenses and eliminations of intersegment amounts. The decreases in 2022 from the comparable prior-year periods are primarily the result of $3.3 million incurred in second-quarter 2021 and $4.4 million incurred for the first six months of 2021 for consulting, legal and public relation costs for Stratus’ successful proxy contest and the real estate investment trust exploration process.
d.Includes a $119.7 million pre-tax gain ($94.1 million net of taxes) on the May 2022 sale of Block 21.
e.Represents noncontrolling interest partners' share in the results of the consolidated projects in which they participate. For the first six months of 2021, $6.7 million relates to the gain from the sale of The Saint Mary allocated to noncontrolling interest owners.
Continuing Operations
The increase in revenue and operating income from the Real Estate Operations segment in second-quarter 2022, compared to second-quarter 2021, reflects the second-quarter 2022 sales of an Amarra Villas home for $2.4 million and the following undeveloped properties: (i) a six-acre multi-family tract of land in Amarra Drive for $2.5 million, (ii) a completed pad site at Magnolia Place for $2.3 million and (iii) a tract of land in Austin, Texas for $0.6 million. In August 2022, Stratus sold 28 acres of undeveloped residential land for $3.2 million at Magnolia Place.

The decrease in revenue from the Leasing Operations segment in second-quarter 2022, compared to second-quarter 2021, primarily reflects the sale of The Santal in December 2021, partly offset by increased revenue at Lantana Place. The Santal had rental revenue of $2.3 million in second-quarter 2021. Operating income in the segment increased due to lower rental cost of sales and depreciation, primarily as a result of the sale of The Santal.

Discontinued Operations - Sale of Block 21
On May 31, 2022, Stratus completed the previously announced sale of Block 21 to Ryman for $260.0 million, subject to certain purchase price adjustments, and including Ryman’s assumption of $136.2 million of existing mortgage debt, with the remainder paid in cash. Stratus’ net proceeds of cash and restricted cash totaled $112.3 million (including $6.9 million of post-closing escrow amounts to be held for 12 months after the closing, subject to a longer retention period with respect to any required reserve for pending claims). Stratus recorded a pre-tax gain on the sale of $119.7 million ($94.1 million net of taxes) in second-quarter 2022 included in net income (loss) from discontinued operations.

Debt and Liquidity
At June 30, 2022, consolidated debt totaled $114.6 million and consolidated cash totaled $102.4 million, compared with consolidated debt of $106.6 million and consolidated cash of $24.2 million at December 31, 2021. Consolidated debt at December 31, 2021, excluded the Block 21 loan of approximately $137 million, which was presented in liabilities held for sale - discontinued operations. Using proceeds from the sale of Block 21, Stratus repaid the outstanding amount under its $60.0 million Comerica Bank credit facility prior to June 30, 2022. As of June 30, 2022, Stratus had $49.0 million available under the credit facility. Letters of credit, totaling $11.0 million, have been issued under the credit facility, and secure Stratus’ obligation to build certain roads and utilities facilities benefiting Holden Hills and Section N.

In July 2022, a Stratus subsidiary entered into a $56.8 million loan with Comerica Bank to provide financing for the construction of The Saint George multi-family project. The construction loan has a maturity date of July 19, 2026, with two options to extend the maturity for an additional 12 months, subject to satisfying specified conditions. In connection with closing the construction financing, Stratus made an additional capital contribution of $1.7 million, and the unaffiliated Class B limited partner made an additional capital contribution of $15.0 million, bringing Stratus’ total capital contributions to $3.7 million and the Class B limited partner’s total capital contributions to $33.4 million.

Purchases and development of real estate properties (included in operating cash flows) and capital expenditures (included in investing cash flows) totaled $39.7 million for the first six months of 2022, primarily related to the development of The Saint June, Magnolia Place and Barton Creek properties, including Amarra Villas, compared with $7.3 million for the first six months of 2021, primarily related to the development of Barton Creek properties, including Amarra Villas, Lantana Place and Magnolia Place.
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Conference Call Information
Stratus will conduct an investor conference call to discuss its unaudited second-quarter 2022 financial and operating results today, August 15, 2022, at 11:00 a.m. Eastern Time. The public is invited to listen to the conference call by dialing (877) 418-4843 for domestic access and +1 (412) 902-6766 for international access. A replay of the conference call will be available until August 29, 2022, by dialing (877) 344-7529 for domestic access and by dialing +1 (412) 317-0088 for international access. Please use replay ID: 1725319. The replay will also be available on Stratus’ website at stratusproperties.com until August 29, 2022.
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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS AND REGULATION G DISCLOSURE.
This press release contains forward-looking statements in which Stratus discusses factors it believes may affect its future performance. Forward-looking statements are all statements other than statements of historical fact, such as plans, projections or expectations related to the impacts of the COVID-19 pandemic, Stratus’ ability to meet its future debt service and other cash obligations, future cash flows and liquidity, Stratus’ expectations about the Austin and Texas real estate markets, the planning, financing, development, construction, completion and stabilization of Stratus’ development projects, plans to sell, recapitalize, or refinance properties, future operational and financial performance, municipal utility district reimbursements for infrastructure costs, regulatory matters, leasing activities, tax rates, the impact of inflation and interest rate changes, future capital expenditures and financing plans, possible joint ventures, partnerships, or other strategic relationships, other plans and objectives of management for future operations and development projects, and future cash returns to shareholders, including any share repurchases and/or dividend payments. The words “anticipate,” “may,” “can,” “plan,” “believe,” “potential,” “estimate,” “expect,” “project,” "target," “intend,” “likely,” “will,” “should,” “to be” and any similar expressions and/or statements are intended to identify those assertions as forward-looking statements.

Under Stratus’ Comerica Bank debt agreements, Stratus is not permitted to repurchase its common stock in excess of $1.0 million or pay dividends on its common stock without Comerica Bank’s prior written consent. The declaration of dividends or decision to repurchase Stratus’ common stock is at the discretion of Stratus’ Board, subject to restrictions under Stratus’ Comerica Bank debt agreements, and will depend on Stratus’ financial results, cash requirements, projected compliance with covenants in its debt agreements, outlook and other factors deemed relevant by the Board.

Stratus cautions readers that forward-looking statements are not guarantees of future performance, and its actual results may differ materially from those anticipated, expected, projected or assumed in the forward-looking statements. Important factors that can cause Stratus’ actual results to differ materially from those anticipated in the forward-looking statements include, but are not limited to, the ongoing COVID-19 pandemic and any future major public health crisis, increases in inflation and interest rates, supply chain constraints, declines in the market value of Stratus’ assets, increases in operating and construction costs, including real estate taxes and the cost of building materials and labor, Stratus’ ability to pay or refinance its debt or comply with or obtain waivers of financial and other covenants in debt agreements and to meet other cash obligations, Stratus’ ability to collect anticipated rental payments and close projected asset sales, the availability and terms of financing for development projects and other corporate purposes, Stratus’ ability to enter into and maintain joint ventures, partnerships, or other strategic relationships, including risks associated with such joint ventures, Stratus’ ability to implement its business strategy successfully, including its ability to develop, construct and sell or lease properties on terms its Board considers acceptable, market conditions or corporate developments that could preclude, impair or delay any opportunities with respect to plans to sell, recapitalize or refinance properties, Stratus’ ability to obtain various entitlements and permits, a decrease in the demand for real estate in select markets in Texas where Stratus operates, changes in economic, market and business conditions, including as a result of the war in Ukraine, reductions in discretionary spending by consumers and businesses, competition from other real estate developers, the termination of sales contracts or letters of intent because of, among other factors, the failure of one or more closing conditions or market changes, the failure to attract customers or tenants for its developments or such customers’ or tenants’ failure to satisfy their purchase commitments or leasing obligations, changes in consumer preferences, industry risks, changes in laws, regulations or the regulatory environment affecting the development of real estate, opposition from special interest groups or local governments with respect to development projects, weather- and climate-related risks, loss of key personnel, environmental and litigation risks, cybersecurity incidents and other factors described in more detail under the heading “Risk Factors” in Stratus’ Annual Report on Form 10-K for the year ended December 31, 2021, and Quarterly Report on Form 10-Q for the quarter ended June 30, 2022, each filed with the Securities Exchange Commission (SEC).

This press release also includes EBITDA, which is not recognized under U.S. generally accepted accounting principles (GAAP). Stratus believes this measure can be helpful to investors in evaluating its business. EBITDA is a financial measure frequently used by securities analysts, lenders and others to evaluate Stratus’ recurring operating performance. EBITDA is intended to be a performance measure that should not be regarded as more meaningful than a GAAP measure. Other companies may calculate EBITDA differently. As required by SEC Regulation G, a reconciliation of Stratus’ net income (loss) from continuing operations to EBITDA is included in the supplemental schedule of this press release.

Investors are cautioned that many of the assumptions upon which Stratus’ forward-looking statements are based are likely to change after the date the forward-looking statements are made. Further, Stratus may make changes to its business plans that could affect its results. Stratus cautions investors that it undertakes no obligation to update any forward-looking statements, which speak only as of the date made, notwithstanding any changes in its assumptions, business plans, actual experience, or other changes.
A copy of this release is available on Stratus’ website, stratusproperties.com.
# # #

STRATUS PROPERTIES INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS) (Unaudited)
(In Thousands, Except Per Share Amounts)

	Three Months Ended			Six Months Ended
	June 30,			June 30,
	2022		2021	2022		2021
Revenues:
Real estate operations	$7,925		$768	$7,944		$7,324
Leasing operations	3,200		4,863	6,280		9,681
Total revenues	11,125		5,631	14,224		17,005
Cost of sales:
Real estate operations	5,432		1,532	6,798		5,892
Leasing operations	870		2,192	1,854		4,244
Depreciation	884		1,566	1,757		3,152
Total cost of sales	7,186		5,290	10,409		13,288
General and administrative expenses[a]	3,444		6,221	6,611		10,545
Gain on sale of assets	—		—	(4,812)	[b]	(22,931)	[c]
Total	10,630		11,511	12,208		902
Operating income (loss)	495		(5,880)	2,016		16,103
Interest expense, net	—		(779)	(15)		(1,835)
Loss on extinguishment of debt	—		(163)	—		(226)
Other income, net	80		1	86		4
Income (loss) before income taxes and equity in unconsolidated affiliates' loss	575		(6,821)	2,087		14,046
(Provision for) benefit from income taxes	(41)		2,522	261		(169)
Equity in unconsolidated affiliates' loss	(2)		(7)	(4)		(9)
Net income (loss) from continuing operations	532		(4,306)	2,344		13,868
Net income (loss) from discontinued operations	95,925	[d]	(5,898)	96,300	[d]	(8,406)
Net income (loss) and total comprehensive income (loss)	96,457		(10,204)	98,644		5,462
Total comprehensive loss (income) attributable to noncontrolling interests[e]	164		41	249		(6,681)
Net income (loss) and total comprehensive income (loss) attributable to common stockholders	$96,621		$(10,163)	$98,893		$(1,219)

Basic net income (loss) per share attributable to common stockholders:
Continuing operations	$0.09		$(0.52)	$0.31		$0.87
Discontinued operations	11.59		(0.71)	11.66		(1.02)
	$11.68		$(1.23)	$11.97		$(0.15)

Diluted net income (loss) per share attributable to common stockholders:
Continuing operations	$0.09		$(0.52)	$0.31		$0.87
Discontinued operations	11.44		(0.71)	11.51		(1.02)
	$11.53		$(1.23)	$11.82		$(0.15)

Weighted-average shares of common stock outstanding:
Basic	8,273		8,235	8,262		8,229
Diluted	8,383		8,235	8,369		8,229

a.The decreases in 2022 from the comparable prior-year periods are primarily the result of $3.3 million incurred in second-quarter 2021 and $4.4 million incurred for the first six months of 2021 for consulting, legal and public relation costs for Stratus' successful proxy contest and the real estate investment trust (REIT) exploration process.
b.Represents a pre-tax gain recognized on the reversal of accruals for costs to lease and construct buildings under a master lease arrangement that Stratus entered into in connection with its sale of The Oaks at Lakeway in 2017.
c.Represents the pre-tax gain on the January 2021 sale of The Saint Mary.
d.Includes a $119.7 million pre-tax gain ($94.1 million net of taxes) on the May 2022 sale of Block 21.
e.Represents noncontrolling interest partners' share in the results of the consolidated projects in which they participate. For the first six months of 2021, $6.7 million relates to the gain from the sale of The Saint Mary allocated to noncontrolling interest owners.
I

STRATUS PROPERTIES INC.
CONSOLIDATED BALANCE SHEETS (Unaudited)
(In Thousands)

	June 30, 2022		December 31, 2021
ASSETS
Cash and cash equivalents	$102,372	[a]	$24,229
Restricted cash	8,162		18,294
Real estate held for sale	1,773		1,773
Real estate under development	212,421		181,224
Land available for development	45,174		40,659
Real estate held for investment, net	88,935		90,284
Lease right-of-use assets	10,350		10,487
Deferred tax assets	177		6,009
Other assets	15,296		17,214
Assets held for sale - discontinued operations	—		151,053
Total assets	$484,660		$541,226

LIABILITIES AND EQUITY
Liabilities:
Accounts payable	$15,680		$14,118
Accrued liabilities, including taxes	18,261		22,069
Debt	114,591		106,648
Lease liabilities	14,206		13,986
Deferred gain	4,055		4,801
Other liabilities	5,211	[b]	17,894
Liabilities held for sale - discontinued operations	—		153,097
Total liabilities	172,004		332,613

Commitments and contingencies

Equity:
Stockholders' equity:
Common stock	94		94
Capital in excess of par value of common stock	194,610		188,759
Retained earnings (accumulated deficit)	89,930		(8,963)
Common stock held in treasury	(22,205)		(21,753)
Total stockholders' equity	262,429		158,137
Noncontrolling interests in subsidiaries	50,227		50,476
Total equity	312,656		208,613
Total liabilities and equity	$484,660		$541,226

a.Increase primarily reflects the proceeds received from the May 2022 sale of Block 21.
b.Decrease primarily reflects the reduction in liabilities associated with Stratus’ Profit Participation Incentive Plan (PPIP) as certain PPIP awards have been paid out in cash or restricted stock units to eligible participants.

II

STRATUS PROPERTIES INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
(In Thousands)

	Six Months Ended
	June 30,
	2022	2021
Cash flow from operating activities:
Net income	$98,644	$5,462
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation	1,757	5,926
Cost of real estate sold	3,599	3,341
Gain on sale of discontinued operations	(119,695)	—
Gain on sale of assets	(4,812)	(22,931)
Loss on extinguishment of debt	—	226
Debt issuance cost amortization and stock-based compensation	1,107	969
Equity in unconsolidated affiliates' loss	4	9
Deferred income taxes	5,832	—
Purchases and development of real estate properties	(12,091)	(4,879)
Decrease (increase) in other assets	3,112	(1,309)
Decrease in accounts payable, accrued liabilities and other	(21,098)	(1,804)
Net cash used in operating activities	(43,641)	(14,990)

Cash flow from investing activities:
Proceeds from sale of discontinued operations	105,813	—
Proceeds from sale of assets	—	59,488
Capital expenditures	(27,575)	(2,378)
Payments on master lease obligations	(418)	(643)
Other, net	—	37
Net cash provided by investing activities	77,820	56,504

Cash flow from financing activities:
Borrowings from credit facility	30,000	29,000
Payments on credit facility	(30,000)	(26,778)
Borrowings from project loans	12,455	25,355
Payments on project and term loans	(5,582)	(52,040)
Stock-based awards net payments	(452)	(157)
Distributions to noncontrolling interests	—	(13,087)
Financing costs	(205)	(1,106)
Net cash provided by (used in) financing activities	6,216	(38,813)
Net increase in cash, cash equivalents and restricted cash	40,395	2,701
Cash, cash equivalents and restricted cash at beginning of year	70,139	34,183
Cash, cash equivalents and restricted cash at end of period	$110,534	$36,884

III

STRATUS PROPERTIES INC.
BUSINESS SEGMENTS

As a result of the sale of Block 21, Stratus currently has two operating segments: Real Estate Operations and Leasing Operations. Block 21, which encompassed Stratus’ hotel and entertainment segments, along with some leasing operations, is reflected as discontinued operations through its sale in May 2022.

The Real Estate Operations segment is comprised of Stratus’ real estate assets (developed for sale, under development and available for development), which consists of its properties in Austin, Texas (including Section N, Holden Hills, Amarra multi-family and commercial land, Amara Villas, The Saint June and other vacant land in the Barton Creek community; the Circle C community; the Lantana community, including a portion of Lantana Place planned for a multi-family phase now known as The Saint Julia; The Saint George; and the land for The Annie B); in Lakeway, Texas, located in the greater Austin area (Lakeway); in College Station, Texas (a portion of Jones Crossing and vacant pad sites); in Killeen, Texas (one vacant pad site at West Killeen Market, for which a sale is pending); and in Magnolia, Texas (Magnolia Place), Kingwood, Texas (land for future multi-family development, for which a sale is pending, and a vacant pad site) and New Caney, Texas (New Caney), located in the greater Houston area.

The Leasing Operations segment is comprised of Stratus’ real estate assets, both residential and commercial, that are leased or available for lease and includes West Killeen Market, Lantana Place, Kingwood Place and the completed portion of Jones Crossing. The segment also included The Saint Mary until its sale in January 2021 and The Santal until its sale in December 2021.

Stratus uses operating income or loss to measure the performance of each segment. General and administrative expenses, which primarily consist of employee salaries, wages and other costs, are managed on a consolidated basis and are not allocated to Stratus’ operating segments. The following segment information reflects management determinations that may not be indicative of what the actual financial performance of each segment would be if it were an independent entity.
Segment information presented below was prepared on the same basis as Stratus’ consolidated financial statements (in thousands).

	Real Estate Operations[a]	Leasing Operations	Corporate, Eliminations and Other[b]		Total
Three Months Ended June 30, 2022:
Revenues:
Unaffiliated customers	$7,925	$3,200	$—		$11,125
Intersegment	2	—	(2)		—
Cost of sales, excluding depreciation	5,432	870	—		6,302
Depreciation	24	865	(5)		884
General and administrative expenses	—	—	3,444	[c]	3,444
Operating income (loss)	$2,471	$1,465	$(3,441)		$495
Capital expenditures and purchases and development of real estate properties	$7,227	$12,820	$31		$20,078
Total assets at June 30, 2022	265,929	106,020	112,711	[d]	484,660
IV

	Real Estate Operations[a]	Leasing Operations		Corporate, Eliminations and Other[b]		Total
Three Months Ended June 30, 2021:
Revenues:
Unaffiliated customers	$768	$4,863		$—		$5,631
Intersegment	5	—		(5)		—
Cost of sales, excluding depreciation	1,532	2,192		—		3,724
Depreciation	48	1,532		(14)		1,566
General and administrative expenses	—	—		6,221		6,221
Operating (loss) income	$(807)	$1,139		$(6,212)		$(5,880)
Capital expenditures and purchases and development of real estate properties	$2,390	$1,211		$158		$3,759
Total assets at June 30, 2021	165,624	180,428	[e]	164,289	[f]	510,341

Six Months Ended June 30, 2022:
Revenues:
Unaffiliated customers	$7,944	$6,280		$—		$14,224
Intersegment	6	—		(6)		—
Cost of sales, excluding depreciation	6,798	1,854		—		8,652
Depreciation	49	1,717		(9)		1,757
General and administrative expenses	—	—		6,611	[c]	6,611
Gain on sale of assets	—	(4,812)	[g]	—		(4,812)
Operating income (loss)	$1,103	$7,521		$(6,608)		$2,016
Capital expenditures and purchases and development of real estate properties	$12,091	$27,362		$213		$39,666

Six Months Ended June 30, 2021:
Revenues:
Unaffiliated customers	$7,324	$9,681		$—	$17,005
Intersegment	9	—		(9)	—
Cost of sales, excluding depreciation	5,892	4,244		—	10,136
Depreciation	112	3,076		(36)	3,152
General and administrative expenses	—	—		10,545	10,545
Gain on sale of assets	—	(22,931)	[h]	—	(22,931)
Operating income (loss)	$1,329	$25,292		$(10,518)	$16,103
Capital expenditures and purchases and development of real estate properties	$4,879	$2,113		$265	$7,257
a.Includes sales commissions and other revenues together with related expenses.
b.Includes consolidated general and administrative expenses and eliminations of intersegment amounts.
c.The decreases in 2022 from the comparable prior-year periods are primarily the result of $3.3 million incurred in second-quarter 2021 and $4.4 million incurred for the first six months of 2021 for consulting, legal and public relation costs for Stratus’ successful proxy contest and the REIT exploration process.
d.Includes $102.3 million of cash and cash equivalents, primarily received from the May 2022 sale of Block 21.
e.Includes $67.9 million of assets held for sale related to the December 2021 sale of The Santal.
f.Includes $144.2 million of assets held for sale associated with discontinued operations at Block 21.
g.Represents a pre-tax gain recognized on the reversal of accruals for costs to lease and construct buildings under a master lease arrangement that Stratus entered into in connection with its sale of The Oaks at Lakeway in 2017.
h.Represents the pre-tax gain on the January 2021 sale of The Saint Mary.

V

RECONCILIATION OF NON-GAAP MEASURE
EBITDA

EBITDA (earnings before interest, taxes, depreciation and amortization) is a non-GAAP (generally accepted accounting principles in the U.S.) financial measure that is frequently used by securities analysts, investors, lenders and others to evaluate companies’ recurring operating performance, including, among other things, profitability before the effect of financing and similar decisions. Because securities analysts, investors, lenders and others use EBITDA, management believes that Stratus’ presentation of EBITDA affords them greater transparency in assessing its financial performance. This information differs from net income (loss) from continuing operations determined in accordance with GAAP and should not be considered in isolation or as a substitute for measures of performance determined in accordance with GAAP. EBITDA may not be comparable to similarly titled measures reported by other companies, as different companies may calculate such measures differently. Management strongly encourages investors to review Stratus’ consolidated financial statements and publicly filed reports in their entirety. A reconciliation of Stratus’ net income (loss) from continuing operations to EBITDA follows (in thousands).

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022		2021
Net income (loss) from continuing operations	$532	$(4,306)	$2,344	[a]	$13,868	[b]
Depreciation	884	1,566	1,757		3,152
Interest expense, net	—	779	15		1,835
Provision for (benefit from) income taxes	41	(2,522)	(261)		169
EBITDA[c]	$1,457	$(4,483)	$3,855		$19,024
a.Includes a $4.8 million pre-tax gain recognized on the reversal of accruals for costs to lease and construct buildings under a master lease arrangement that Stratus entered into in connection with its sale of The Oaks at Lakeway in 2017.
b.Includes a pre-tax gain on the January 2021 sale of The Saint Mary of $22.9 million ($16.2 million net of noncontrolling interests).
c.The impact of accounting for the Block 21 sale as discontinued operations reduced EBITDA by $122.8 million in second-quarter 2022, less than $0.1 million in second-quarter 2021 and $125.2 million for the first six months of 2022, and increased EBITDA by $1.6 million for the first six months of 2021.

VI